EXHIBIT 99.1

CENTER FINANCIAL REPORTS 2008 FIRST QUARTER FINANCIAL RESULTS

— Company Posts Consistently Strong Asset Quality Ratios —

LOS ANGELES – April 24, 2008 – Center Financial Corporation (NASDAQ: CLFC), the holding company of Center Bank, today reported financial results for the three months ended March 31, 2008.

“Our 2008 first quarter results are reflective of the significant pressures of today’s economic and interest rate environment on the overall financial community,” said Jae Whan (J.W.) Yoo, president and chief executive officer. “At the same time, these results help to differentiate Center Financial from many of its niche peers in terms of the company’s historically conservative credit culture. We are gratified that our dedication to monitoring our credits has enabled us to maintain consistently strong asset quality ratios during these turbulent times.

“Following a year of building and strengthening the Center Financial organization for the next decade of growth, we look forward to benefiting from these investments over the coming years. With the current expectations of an extended decline in general business activity, we are implementing company-wide cost control measures to more efficiently and effectively manage our operations. We anticipate these proactive measures will be reflected immediately in the current second quarter results and believe they will ultimately lead to greater health and long term prosperity for Center Financial.”

2008 First Quarter Summary:

•	Nonperforming assets as a percent of total loans and OREO were 0.36%, versus 0.37% at December 31, 2007

•	Net loans increased 3% sequentially by $59.5 million to $1.85 billion from Q4 2007; up 17% over Q1 2007

•	Allowance for loan losses increased to 1.16% from 1.13% at December 31, 2007

•	Total deposits up 6% to $1.68 billion, versus December 31, 2007, reflecting brokered wholesale deposits

•	Non-interest bearing deposits equal 21% of total deposits, versus 23% for Q4 2007

•	Net interest margin compressed to 3.76% from 3.95% in Q4 2007

•	Net interest income before provision for loan losses was $18.6 million, versus $19.1 million for Q4 2007 and $18.6 million for Q1 2007

•	Net income of $4.2 million, or $0.26 per diluted share, versus $3.9 million, or $0.23 per diluted share, in Q4 2007 and $5.9 million, or $0.35 per diluted share, in Q1 2007

•	ROAA and ROAE at 0.79% and 10.47%, respectively, versus 0.81% and 10.03% for Q4 2007

•	Opened full-service branch office in Diamond Bar, Calif.

•	Relocated Oxford branch to larger site with greater visibility, now called South Western branch

•	Quarterly cash dividend of $0.05 per share

2008 FIRST QUARTER

Net interest income before provision for loan losses totaled $18.6 million for both the 2008 and 2007 first quarters ended March 31. In the immediately preceding 2007 fourth quarter, net interest income before provision for los losses equaled $19.1 million. The company’s yield on interest-earning assets averaged 7.42% for the 2008 first quarter, representing reductions of 44 basis points and 97 basis points when compared with the preceding 2007 fourth quarter and the 2007 first quarter. The net interest margin for the 2008 first quarter was 3.76%, down 19 basis points from 3.95% in the fourth quarter of 2007 and lower by 63 basis points from 4.39% in the first quarter of 2007. The Federal Open Market Committee lowered the Fed Funds rate by 100 basis points during the fourth quarter of 2007, followed by 200 basis points during the 2008 first quarter. These reductions pressured the company’s net interest margin as a result of the immediate downward re-pricing of 39% of Center Financial’s loan portfolio which is variable rate. The company expects this downward pressure on its net interest margin will be mitigated in the coming quarters as interest rates on deposits are reset to reflect the lower rates.

Center Financial added $2.2 million to its provision for loan losses in the 2008 first quarter, compared with $2.1 million in the immediately preceding 2007 fourth quarter and $1.3 million in the year-ago first quarter.

Noninterest income in the first quarter of 2008 totaled $3.6 million and included a gain on sale of loans of $330,000. This compares with total noninterest income of $3.3 million in the preceding 2007 fourth quarter and $3.6 million in the 2007 first quarter. The 2007 fourth and first quarters did not include any gain from the sale of loans to the wholesale market, reflecting the company’s strategy of retaining loans in the portfolio for greater profitability longer term.

Noninterest expense for the 2008 first quarter equaled $13.2 million, primarily reflecting higher costs associated with salaries and benefits due to the addition of employees to staff the company’s two new full-service branches in Seattle, Washington and Diamond Bar, California, opened in November 2007 and March 2008, respectively, as well as increased other operating expenses. The company posted noninterest expenses of $13.9 million in the preceding 2007 fourth quarter, which included an other-than-temporary impairment loss on securities available for sale of $1.3 million, and noninterest expenses of $11.5 million in the 2007 first quarter. As a percentage of average earning assets, noninterest expense was 2.7% for the 2008 first quarter, compared with 2.9% for the 2007 fourth quarter and 2.7% in the 2007 first quarter. The company’s efficiency ratio for the 2008 first quarter improved to 59.52% from 61.80% in the 2007 fourth quarter, but was higher when compared with 51.90% for the year-ago first quarter.

Net income for the 2008 first quarter totaled $4.2 million, equal to $0.26 per diluted share. This compares with 2007 fourth quarter net income of $3.9 million, equal to $0.23 per diluted share, and 2007 first quarter net income of $5.9 million, or $0.35 per diluted share.

Return on average assets (ROAA) and return on average equity (ROAE) equaled 0.79% and 10.47%, respectively, for the three months ended March 31, 2008. This compares with ROAA of 0.81% and ROAE of 10.03% in the preceding 2007 fourth quarter, and ROAA of 1.29% and ROAE of 16.43% for the 2007 first quarter.

FINANCIAL CONDITION

Gross loans at March 31, 2008 increased 3% sequentially to $1.87 billion from $1.81 billion at December 31, 2007 and reflected a 17% increase over the year-ago first quarter end. As of March 31, 2008, commercial real estate loans accounted for approximately 65%, and real estate construction loans represented 4% of the of total loans outstanding. Commercial and industrial loans, including commercial, trade finance and SBA loans, accounted for 25% and consumer loans totaled 5% of the company’s gross loan portfolio at the close of the 2008 first quarter. Net loans as a percentage of total assets equaled 85.81% at March 31, 2007, compared with 85.99% at December 31, 2007 and 84.36% at March 31, 2007.

Center Financial continued to maintain sound asset quality with nonperforming assets at March 31, 2008 totaling $6.7 million versus $6.6 million at December 31, 2007. As a percentage of total gross loans and other real estate owned, nonperforming loans equaled 0.36% at March 31, 2008, 0.37% at December 31, 2007, and 0.25% at March 31, 2007. Excluding the guaranteed portion of nonperforming SBA loans, nonperforming assets equaled $4.2 million, compared with $3.9 million at year end 2007.

For the three months ended March 31, 2008, net charge-offs equaled $954,000, compared with net charge-offs of $827,000 in the prior-year first quarter. The allowance for loan losses at March 31, 2008 increased to $21.7 million, reflecting the growth in the company’s loan portfolio, as well as accounting for the challenges of the current economic environment and representing 1.16 % of gross loans at the end of the period. This compares with allowance for losses of $20.5 million, or 1.13% of gross loans, at December 31, 2007, and allowance for losses of $17.9 million, or 1.12% of gross loans, at March 31, 2007.

Total deposits at March 31, 2008 equaled $1.68 billion, up 6% over $1.58 billion at the end of 2007, reflecting the infusion of brokered wholesale deposits. Non-interest bearing deposits at the end of the 2008 first quarter totaled $357.4 million and represented 21% of total deposits, compared with $363.5 million, or 23% of total deposits, at December 31, 2007. Money market and savings deposits rose 31% on a linked quarter end-of-period basis and represented 23% of total deposits at the end of the 2008 first quarter. Time deposits at March 31, 2008 accounted for 55% of total deposits, compared with 58% at year-end 2007. Center Bank’s loan-to-deposit ratio as of March 31, 2008 equaled 110.2%, compared with 113.4% at December 31, 2007.

The average cost of interest-bearing deposits for the three months ended March 31, 2008 was 4.41%, down 37 basis points from 4.78% for the fourth quarter of 2007 and down 27 basis points from 4.68% in the year-ago first quarter. The lower average cost of interest-bearing deposits primarily reflects the lagging effect of the Federal Reserve’s reductions of 100 basis points in the Fed Funds rate in the 2007 fourth quarter. The company anticipates continued reductions to its cost of interest-bearing deposits in the current second quarter reflecting the lagging effect from a total of 200 basis point reductions in the Fed Funds rate during the 2008 first quarter.

Total assets at March 31, 2008 increased to $2.16 billion from $2.08 billion at December 31, 2007, primarily reflecting higher levels of loans held for sale. Average interest-earning assets for the first quarter of 2008 equaled $1.98 billion, compared with $1.92 billion for the 2007 fourth quarter and $1.72 billion for the 2007 first quarter.

Shareholders’ equity at March 31, 2008 rose 2% to $160.5 million from $158.0 million at December 31, 2007. Tangible book value at the close of the 2008 first quarter increased to $9.72 per share from $9.53 per share at year-end 2007. At March 31, 2008, Center Financial remained “well-capitalized” under all regulatory categories, with a Tier 1 risk-based capital ratio of 9.11%, a total risk-based capital ratio of 10.25%, and a Tier 1 leverage ratio of 8.35%.

Investor Conference Call

The company will host an investor conference call at 9:00 a.m. PDT (12 noon EDT) on Thursday, April 24, 2008 to review the financial results for its 2008 first quarter ended March 31, 2008. The call will be open to all interested investors through a live, listen-only audio Web broadcast via the Internet at http://www.centerbank.com and http://www.earnings.com. Listeners are encouraged to visit the Web site at least 15 minutes prior to the start of the scheduled presentation to register, download and install any necessary audio software. For those who are not available to listen to the live broadcast, the audio broadcast will be archived for one year at both Web sites. A telephone replay of the call will be available through 11:59 p.m. PST, Thursday, May 1, 2008 by dialing 888-286-8010 (domestic) or 617-801-6888 (international) and entering passcode 94291666.

About Center Financial Corporation

Center Financial Corporation is the holding company of Center Bank, a community bank offering a full range of financial services for diverse ethnic and small business customers. Founded in 1986 and specializing in commercial and SBA loans and trade finance products, Center Bank has grown to be one of the nation’s largest financial institutions focusing on the Korean-American community, with total assets of $2.16 billion at March 31, 2008. Headquartered in Los Angeles, Center Bank operates 26 branch and loan production offices. Of the company’s 19 full-service branches, 16 are located throughout Southern California, along with one branch in Chicago and two in Seattle. Center Bank’s seven loan production offices are strategically located in Seattle, Denver, Washington D.C., Atlanta, Dallas, Houston and Northern California. Center Bank is a California state-chartered institution and its deposits are insured by the FDIC to the extent provided by law. For additional information on Center Bank, visit the company’s Web site at www.centerbank.com.

This release contains forward-looking statements, which are included in accordance with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements regarding the next phase of growth for Center Financial and Center Bank, integration risks associated with the First Intercontinental Bank acquisitions, satisfaction of various closing conditions and receipt of all regulatory approvals. The forward-looking statements are not guarantees of future performance and involve significant risks and uncertainties, and actual results and performance in future periods may be materially different from any future results or performance suggested by the forward-looking statements in this release. Factors that might cause such differences include, but are not limited to, those identified in our cautionary statements contained in Center Financial Corp.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 (See Business, and Management’s Discussion and Analysis), and other filings with the Securities and Exchange Commission (SEC) are incorporated herein by reference. These factors include, but are not limited to: competition in the financial services market for both deposits and loans; the ability of Center Financial and its subsidiaries to increase its customer base; changes in interest rates; new litigation or changes or adverse developments in existing litigation; and regional and general economic conditions. Such forward-looking statements speak only as of the date of this release. Center Financial expressly disclaims any obligation to update or revise any forward-looking statements found herein to reflect any changes in the company’s expectations of results or any change in events.

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(tables follow)

CENTER FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION (Unaudited)

(Dollars in thousands)

	3/31/2008	12/31/2007
ASSETS
Cash and due from banks	$60,457	$58,339
Federal funds sold	4,370	7,125
Money market funds and interest-bearing deposits in other banks	2,825	2,825

Cash and cash equivalents	67,652	68,289

Securities available for sale, at fair value	143,631	128,778
Securities held to maturity, at amortized cost (fair value of $10,350 as of March 31, 2008 and $10,961 as of December 31, 2007)	10,209	10,932
Federal Home Loan Bank and Pacific Coast Bankers Bank stock, at cost	15,410	15,219
Loans, net of allowance for loan losses of $21,685 as of March 31, 2008 and $20,477 as of December 31, 2007	1,739,431	1,748,143
Loans held for sale, at the lower of cost or fair value	109,739	41,492
Premises and equipment, net	14,268	13,585
Customers’ liability on acceptances	3,978	3,292
Other real estate owned, net	309	380
Accrued interest receivable	8,831	8,886
Deferred income taxes, net	12,584	13,142
Investments in affordable housing partnerships	11,691	11,911
Cash surrender value of life insurance	11,684	11,583
Goodwill	1,253	1,253
Intangible assets, net	253	267
Other assets	4,085	3,511

Total Assets	$2,155,008	$2,080,663

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities
Deposits:
Noninterest-bearing	$357,422	$363,465
Interest-bearing	1,320,519	1,214,209

Total deposits	1,677,941	1,577,674

Acceptances outstanding	3,978	3,292
Accrued interest payable	11,593	13,213
Other borrowed funds	267,863	299,606
Long-term subordinated debentures	18,557	18,557
Accrued expenses and other liabilities	14,548	10,868

Total liabilities	1,994,480	1,923,210

Commitments and Contingencies	—	—
Shareholders’ Equity
Serial preferred stock, no par value; authorized 10,000,000 shares; issued and outstanding, none	—	—
Common stock, no par value; authorized 40,000,000 shares; issued and outstanding, 16,367,341 shares as of March 31, 2008 and 16,366,791 shares as of December 31, 2007 (including 9,400 shares and 8,850 shares of unvested restricted stock)	67,354	67,006
Retained earnings	92,499	90,541
Accumulated other comprehensive income (loss), net of tax	675	(94)

Total shareholders’ equity	160,528	157,453

Total Liabilities and Shareholders’ Equity	$2,155,008	$2,080,663

Tangible book value per share	$9.72	$9.53

CENTER FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (Unaudited)

(Dollars in thousands, except per share data)

	Three Months Ended
	3/31/08	12/31/07	3/31/07
Interest and Dividend Income:
Interest and fees on loans	$33,610	$35,038	$31,981
Interest on federal funds sold	41	75	52
Interest on taxable investment securities	1,742	1,645	1,626
Interest on tax-advantaged investment securities	52	129	133
Dividends on equity stock	205	183	174
Money market funds and interest-earning deposits	29	29	15

Total interest and dividend income	35,679	37,098	33,981

Interest Expense:
Interest on deposits	14,037	14,421	11,577
Interest expense on long-term subordinated debentures	326	373	369
Interest on borrowed funds	2,717	3,178	3,436

Total interest expense	17,080	17,972	15,382

Net interest income before provision for loan losses	18,599	19,127	18,599
Provision for loan losses	2,162	2,125	1,270

Net interest income after provision for loan losses	16,437	17,002	17,329
Noninterest Income:
Customer service fees	1,813	1,725	1,767
Fee income from trade finance transactions	601	574	749
Wire transfer fees	260	256	211
Gain on sale of loans	330	—	—
Gain on sale of premises and equipment	—	—	12
Loan service fees	253	322	377
Other income	383	457	534

Total noninterest income	3,640	3,334	3,650

Noninterest Expense:
Salaries and employee benefits	7,120	7,003	6,440
Occupancy	1,041	1,154	959
Furniture, fixtures, and equipment	492	533	467
Data processing	522	495	503
Professional service fees	967	773	1,008
Business promotion and advertising	462	269	458
Stationery and supplies	131	144	134
Telecommunications	169	195	136
Postage and courier service	201	173	190
Security service	274	251	241
Impairment loss of securities available for sale	—	1,328	—
Loss on interest rate swaps	—	—	—
Other operating expenses	1,858	1,603	1,001

Total noninterest expense	13,237	13,920	11,537

Income before income tax provision	6,840	6,416	9,442

Income tax provision	2,620	2,510	3,584

Net income	4,220	3,906	5,858

Other comprehensive income - unrealized gain on available-for-sale securities, net of income tax expense of $557, $103 and $336	769	141	463

Comprehensive income	$4,989	$4,047	$6,321
EARNINGS PER SHARE:
Basic	$0.26	$0.23	$0.35

Diluted	$0.26	$0.23	$0.35

Weighted average shares outstanding - basic	16,367,000	16,680,000	16,645,000

Weighted average shares outstanding - diluted	16,403,000	16,726,000	16,671,000

CENTER FINANCIAL CORPORATION

SELECTED FINANCIAL DATA (Unaudited)

(Dollars in thousands)

	Three Months Ended
	3/31/08		12/31/07		3/31/07
	Average Balance	Rate/ Yield	Average Balance	Rate/ Yield	Average Balance	Rate/ Yield
Assets:
Interest-earning assets:
Loans	$1,816,673	7.42%	$1,756,464	7.91%	$1,546,276	8.39%
Federal funds sold	4,751	3.46	5,781	5.15	3,649	5.78
Investments (1)	162,965	5.05	157,999	4.98	169,307	4.72

Total interest-earning assets	1,984,389	7.22	1,920,244	7.66	1,719,232	8.02

Noninterest - earning assets:
Cash and due from banks	59,990		68,245		74,121
Bank premises and equipment, net	13,987		13,598		13,418
Customers’ acceptances outstanding	3,389		3,004		3,641
Accrued interest receivables	8,198		8,003		7,884
Other assets	38,658		35,674		29,224

Total noninterest-earning assets	124,222		128,524		128,288

Total assets	$2,108,611		$2,048,768		$1,847,520

Liabilities and Shareholders’ Equity:
Interest-bearing liabilities:
Deposits:
Money market and NOW accounts	$297,569	3.64%	$262,331	4.00%	$171,633	3.34%
Savings	53,830	3.32	56,755	3.17	72,887	3.58
Time certificates of deposit over $100,000	809,216	4.73	772,459	5.16	667,823	5.17
Other time certificates of deposit	116,478	4.65	105,525	4.79	90,723	4.50

	1,277,093	4.41	1,197,070	4.78	1,003,066	4.68
Other borrowed funds	277,136	3.93	273,914	4.60	263,099	5.30
Long-term subordinated debentures	18,557	7.05	18,557	7.97	18,557	8.06

Total interest-bearing liabilities	1,572,786	4.36	1,489,541	4.79	1,284,722	4.86

Noninterest-bearing liabilities:
Demand deposits	351,107		374,589		392,732

Total funding liabilities	1,923,893	3.56%	1,864,130	3.82%	1,677,454	3.72%

Other liabilities	23,090		24,085		25,397

Total noninterest-bearing liabilities	374,197		398,674		418,129
Shareholders’ equity	161,628		160,553		144,669

Total liabilities and shareholders’ equity	$2,108,611		$2,048,768		$1,847,520

Net interest income
Cost of deposits		3.46%		3.64%		3.36%

Net interest spread		2.86%		2.88%		3.16%

Net interest margin		3.76%		3.95%		4.39%

(1)	Investment yields have been computed on a tax equivalent basis for any tax-advantaged income.

CENTER FINANCIAL CORPORATION

SELECTED FINANCIAL DATA (Unaudited)

(Dollars in thousands)

	As of the Dates Indicated
	3/31/08	12/31/07	9/30/07	6/30/07	3/31/07
Real Estate:
Construction	$76,243	$68,143	$59,821	$58,865	$53,468
Commercial	1,222,385	1,197,104	1,142,899	1,080,128	1,060,110
Commercial	332,950	310,962	306,037	288,736	285,132
Trade Finance	83,418	66,964	75,526	67,000	68,703
SBA	61,583	70,517	65,561	58,464	56,083
Consumer and other	96,717	98,969	90,675	82,084	77,893

Total Gross Loans	1,873,296	1,812,659	1,740,519	1,635,277	1,601,389

Less:
Allowance for Loan Losses	21,685	20,477	19,619	18,289	17,855
Deferred Loan Fees	1,561	1,847	1,833	1,954	2,225
Discount on SBA Loans Retained	880	700	796	874	1,535

Total Net Loans and Loans Held for Sale	$1,849,170	$1,789,635	$1,718,271	$1,614,160	$1,579,774

As a percentage of total gross loans:
Real estate:
Construction	4.1%	3.8%	3.4%	3.6%	3.3%
Commercial	65.3	66.0	65.7	66.1	66.2
Commercial	17.8	17.2	17.6	17.7	17.8
Trade finance	4.5	3.7	4.3	4.0	4.3
SBA	3.3	3.9	3.8	3.6	3.5
Consumer and other	5.0	5.4	5.2	5.0	4.9

Total gross loans	100.0%	100.0%	100.0%	100.0%	100.0%

	As of the Dates Indicated
	3/31/08	12/31/07	9/30/07	6/30/07	3/31/07
Demand deposits (noninterest-bearing)	$357,422	$363,465	$361,137	$393,108	$389,358
Money market accounts and NOW	337,678	244,233	237,457	275,403	181,305
Savings	55,265	54,838	58,764	65,838	71,973

	750,365	662,536	657,358	734,349	642,636
Time deposits
Less than $100,000	117,550	112,614	105,038	102,582	91,600
$100,000 or more	810,026	802,524	757,873	748,421	707,915

Total	$1,677,941	$1,577,674	$1,520,269	$1,585,352	$1,442,151

As a percentage of total deposits:
Demand deposits (noninterest-bearing)	21.3%	23.0%	23.8%	24.8%	27.0%
Money market accounts and NOW	20.1	15.5	15.6	17.4	12.6
Savings	3.3	3.5	3.9	4.2	5.0

	44.7	42.0	43.3	46.4	44.6

Time deposits
Less than $100,000	7.0	7.1	6.9	6.5	6.4
$100,000 or more	48.3	50.9	49.8	47.1	49.0

Total deposits	100.0%	100.0%	100.0%	100.0%	100.0%

CENTER FINANCIAL CORPORATION

SELECTED FINANCIAL DATA (Unaudited)

(Dollars in thousands)

	March 31, 2008	December 31, 2007	March 31, 2007
Nonperforming loans:
Commercial	$2,471	$1,775	$1,479
Consumer	512	457	408
Trade Finance	—	—	—
SBA	3,410	4,033	2,018

Total nonperforming loans	6,393	6,265	3,905
Other real estate owned	309	380	—

Total nonperforming assets	6,702	6,645	3,905

Guaranteed portion of nonperforming SBA loans	2,545	2,740	958

Total nonperforming assets, net of SBA guarantee	$4,157	$3,905	$2,947

	Three Months Ended March 31, 2008	Year Ended December 31, 2007	Three Months Ended March 31, 2007
Balances
Average total loans outstanding during the period	$1,837,574	$1,656,842	$1,563,622

Total loans outstanding at end of period (1)	$1,870,698	$1,810,112	$1,597,629

Allowance for Loan Losses:
Balance at beginning of period	$20,477	$17,412	$17,412

Charge-offs:
Commercial Real Estate	—	—	—
Commercial	817	2,725	754
Consumer	117	218	78
SBA	73	609	25
Other	—	—	—

Total charge-offs	1,007	3,552	857

Recoveries
Real estate	—	—	—
Commercial	10	34	10
Consumer	21	72	15
SBA	22	17	5

Total recoveries	53	123	30

Net loan charge-offs	954	3,429	827
Provision for loan losses	2,162	6,494	1,270

Balance at end of period	$21,685	$20,477	$17,855

Ratios:
Nonperforming loans as a percent of total gross loans	0.34%	0.35%	0.24%
Nonperforming assets as a percent of total loans and other real estate owned	0.36	0.37	0.25
Net loan charge-offs to average loans	0.05	0.21	0.05
Provision for loan losses to average total loan	0.12	0.39	0.08
Allowance for loan losses to gross loans at end of period	1.16	1.13	1.12
Allowance for loan losses to total nonperforming loans	339	327	457
Net loan charge-offs to allowance for loan losses at end of period	4.40	16.75	4.63
Net loan charge-offs to provision for loan losses	44.13	52.80	65.12

(1)	Net of deferred loan fees and discount on SBA loans sold

CENTER FINANCIAL CORPORATION

SELECTED FINANCIAL DATA (Unaudited)

	Three Months Ended
	3/31/2008	12/31/2007	3/31/2007
Performance ratios:
Return on average assets	0.79%	0.81%	1.29%
Return on average equity	10.47	10.03	16.43
Efficiency ratio	59.52	61.80	51.90
Net loans to total deposits at period end	110.20	113.44	109.54
Net loans to total assets at period end	85.81	85.99	84.36

	As of the Dates Indicated
	3/31/2008	12/31/2007	3/31/2007
Capital ratios:
Leverage capital ratio
Consolidated Company	8.35%	8.49%	8.79%
Center Bank	8.23	8.28	8.70
Tier 1 risk-based capital ratio
Consolidated Company	9.11	9.31	9.71
Center Bank	8.98	9.08	9.61
Total risk-based capital ratio
Consolidated Company	10.25	10.42	10.82
Center Bank	10.11	10.19	10.72